Exhibit 3.3
                             BY-LAWS

                                OF

                    BLACK GOLD RESOURCES, INC.


                            ARTICLE I

                             Offices

     The office of the corporation shall be in Layton, Utah, or at any other place within or without the State of Utah designated by the board of directors.

                            ARTICLE II

Section 1. Place of Meetings. Meetings of the shareholders shall be held at the registered office of the corporation or at any other place within or without the State of Utah as the board of directors may from time to time select.

Section 2. Annual Meeting. The annual meeting of the shareholders shall be held on the 15th day of June of each year for the election of directors and for the transaction of such other business as may come before the meeting. If the day fixed for the annual meeting shall be Saturday, Sunday or legal holiday in the State of Utah, such meeting shall be held on the next succeeding business day.

Section 3. Special Meeting. Special Meetings of the shareholders may be called by the chairman of the board, the president, the board of directors or the holders of not less than one-tenth of all the shares entitled to vote at the meeting.

Section 4. Notice of Meetings. A written or printed notice stating the place, date and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten or more than fifty days before the date of the meeting, either personally or by mail, by or at the direction of the president, secretary or the officer of persons calling the meeting, to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States Mail addressed to the shareholder at his address as it appears on the stock transfer books of the corporation, with postage thereon prepaid.

Section 5. Waiver of Notice. A shareholder, either before or after a shareholders' meeting, may waive notice of the meeting and his waiver shall be deemed the equivalent of giving notice. Attendance at a shareholders' meeting, either in person or by proxy, of a person entitled to notice shall constitute a waiver of notice of the meeting unless he attends for the express purpose of objecting to the transaction of business on the ground that the meeting was not lawfully called or convened.

Section 6. Proxies. A shareholder entitled to vote may vote in person or by proxy executed in writing by the shareholder or by his attorney-in-fact. A proxy shall not be valid after eleven months from the date of its execution unless a longer period is expressly stated in it.

Section 7. Quorum and Voting Requirements. A majority of all the shares entitled to vote, represented in person or by proxy, shall be necessary to constitute a quorum at a meeting of shareholders and the vote or concurrence of a majority of the shares represented at the meeting shall be necessary to be the act of the shareholders.

Section 8. Adjournments. Any meeting of shareholders may be adjourned. Notice of the adjourned meeting or of the business to be transacted there, other than by announcement at the meeting at which the adjournment is taken, shall not be necessary. At an adjourned meeting at which a quorum is present or represented, any business may be transacted which could have been transacted at the meeting originally called.

Section 9. Informal Action. Any action that may be taken at a meeting of shareholders may be taken without a meeting if the consent in writing, setting forth the action, shall be signed by all the shareholders entitled to vote on the action and shall be filed with the secretary of the corporation. This consent shall have the same effect as an unanimous vote at a shareholders' meeting.

                           ARTICLE III

                        Board of Directors

Section 1. General Powers. The business and affairs of the corporation shall be managed by its board of directors.

Section 2. Number, Qualifications and Term of Office. There shall be three directors of the corporation. Each director shall hold office until the next annual meeting of the shareholders or until his successor shall be elected and shall qualify.

Section 3. Regular Meetings. A regular meeting of the board of directors shall be held immediately after, and at the same place as, the annual meeting of shareholders to elect officers and consider other business. Other regular meetings may be held as determined by the board of directors.

Section 4. Special Meetings. Special meetings of the board of directors may be called at any time by the present or by any member of the board.

Section 5. Notice of Meetings. If the board of directors determines that regular periodic meetings of the board should be held, the meetings should be scheduled for a day certain each period and all directors given notice thereof. Thereafter, no notice of regular meetings need be given. Written notice of each special meeting, setting forth the time and place of the meeting, shall be given to each director at least twenty-four hours before the meeting, delivered either personally or mailed to the home or business address of each director.

Section 6. Waiver of Notice. A director may waive in writing, notice of a special meeting of the board, either before or after the meeting, and his waiver shall be deemed the equivalent of giving notice. Attendance of a director at a meeting shall constitute a waiver of notice of the meeting unless he attends for the express purpose of objecting to the transaction of business because the meeting was not lawfully called or convened.

Section 7. Proxy Voting. Any director absent from a meeting may be represented by any other director or shareholder, who may cast the vote of the absent director, according to the written instructions, general or specific, of the absent director.

Section 8. Quorum and Voting Requirements. At meetings of the board of directors a majority of the directors in office, represented in person or by proxy, shall be necessary to constitute a quorum for the transaction of business and the vote or concurrence of a majority of the directors present or represented at the meeting shall be necessary to be the act of the board of directors for the transaction of any and all business by the board.

Section 9. Adjournment. A meeting of the board of directors may be adjourned. Notice of the adjourned meeting or of the business to be transacted there, other than by announcement at the meeting at which the adjournment is taken, shall not be necessary. At an adjourned meeting at which a quorum is present any business may be transacted which could have been transacted at the meeting originally called.

Section 10. Informal Action. If all the directors, severally or collectively, consent in writing to any action taken or to be taken by the corporation and the writing or writings evidencing their consent are filed with the secretary of the corporation, the action shall be as valid as though it had been authorized at a meeting of the board.

                            ARTICLE IV

                             Officers

Section 1. Officers. The executive officers of the corporation shall be chosen by the board of directors and shall consist of a president, vice president, secretary and treasurer. Other officers, assistant officers, agents and employees that the board of directors from time to time may deem necessary may be elected by the board or be appointed in a manner prescribed by the board. Two or more offices may be held by the same person except that one person shall not at the same time hold the offices of president and secretary. Officers shall hold office until their successors are chosen and have qualified, unless they are sooner removed from office as provided in these by-laws.

Section 2. Vacancies. When a vacancy occurs in one of the executive offices by death, resignation or otherwise, it shall be filled by the board of directors.

Section 3. Removal. Any officer may be removed by the board of directors whenever in its judgment the best interests of the corporation will be served thereby but such removal shall be without prejudice to the contract rights, if any, of the persons so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

Section 4. Salaries. The board of directors shall fix the salaries of the officers of the corporation. Salaries of other agents and employees of the corporation may be fixed by the board of directors or by an officer to whom that function has been delegated by the board.

Section 5. President: Powers and Duties. The president shall be the chief executive officer of the corporation and shall have general supervision of the business of the corporation. He shall preside at all meetings of stockholders and directors and discharge the duties of a presiding officer, shall be present at each annual meeting of the shareholders a report of the business of the corporation for the preceding fiscal year, and shall perform whatever other duties the board of directors may from time to time prescribe.

Section 6. Vice President: Powers and Duties. The vice president shall, in the absence or disability of the president, perform the duties and exercise the powers of the president. He also shall perform whatever duties and have whatever powers the board of directors may from time to time assign to him.

Section 7. Secretary: Powers and Duties. The secretary shall attend all meetings of the board of directors and of the shareholders and shall keep or cause to be kept a true and complete record of the proceedings of those meetings. He shall give, or cause to be given, notice of all meetings of the board of directors or of the shareholders, and shall perform whatever additional duties the board of directors and the president may from time to time prescribe.

Section 8. Treasurer: Powers and Duties. The treasurer shall have custody of corporate funds and securities. He shall keep full and accurate accounts of receipts and disbursements and shall deposit all corporation monies and other valuable effects in the name and to the credit of the corporation in a depository or depositories designated by the board of directors. He shall disburse the funds of the corporation and shall render to the president or the board of directors whenever they may require it an account of his transactions as treasurer and of the financial condition of the corporation. If the board of directors shall require it, the treasurer shall furnish a bond satisfactory to the board of directors.

                            ARTICLE V

                              Shares

Section 1. Share Certificates. Share certificates shall be in a form approved by the board of directors. Each certificate shall be signed by the president or vice president and the secretary of the corporation.

Section 2. Registered Shareholders. The corporation shall be entitled to treat the holder of record of shares as the holder in fact and, except as otherwise provided, by the laws of Utah, shall not be bound to recognize any equity or other claim to or interest in the shares.

Section 3. Transfer of Shares. Shares of the corporation shall only be transferred on its books upon the surrender to the corporation of the share certificates duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer. In that event, the surrendered certificates shall be canceled, new certificates issued to the person entitled to them, and the transaction recorded on the books of the corporation.

Section 4. Lost Certificates. The board of directors may direct a new certificate to be issued in place of a certificate alleged to have been destroyed or lost if the owner makes an affidavit that it is destroyed or lost. The board, in its discretion, may as a condition precedent to issuing a new certificate, require the owner to give the corporation a bond as indemnity against any claim that may be made against the corporation on the certificate allegedly destroyed or lost.

                            ARTICLE VI

                      Special Corporate Acts

Section 1. Execution of Written Instruments. Contracts, deed, documents and other instruments shall be executed by the president unless the board of directors shall in a particular situation designate another procedure for their execution.

Section 2. Loans. No loans shall be contracted on behalf of the corporation and no evidence of indebtedness shall be issued in its name unless authorized by a resolution of the board of directors. Such authority may be general or confined to a specified instance.

Section 3. Check, Drafts, Etc. All checks, drafts or other orders or demands for payment of money, issued in the name of the corporation, shall be signed by the president or treasurer of the corporation.

Section 4. Deposits. All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies or other depositories as the board of directors may select.

                           ARTICLE VII

                           Fiscal Year

     The fiscal year of the corporation shall begin on the first day of April of each year and end on the 31st day of March each year.

                           ARTICLE VIII

                            Dividends

     The board of directors may from time to time declare, and the corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions prescribed by the board.

                            ARTICLE IX

                            Amendments

     These By-Laws may be altered, amended or repealed and new by-laws adopted by the board of directors at any regular or special meeting except where the law of Utah requires that such changes be made by the shareholders.

     ADOPTED by the Board of Directors this 29th day of April, 1981.


                              /s/R. Mark Hatch
                              President

                              /s/Kevin R. Hatch
                              Secretary